EXHIBIT 99.1

Contact: Carolyn Wang
                WeissComm Partners
                (415) 946-1065

Pharmacyclics Secures $5.0 Million in Debt Financing

SUNNYVALE, Calif., January 6, 2009 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced that in preparation of further equity offerings, Robert W. Duggan & Associates ("RWD") made an unsecured loan to Pharmacyclics, Inc. on December 30, 2008, in the amount of $5,000,000. As of December 31, 2008, the company's cash and cash equivalents totaled approximately $12.9 million, including the $5,000,000 in loan proceeds. RWD is controlled by Pharmacyclics' Chairman of the Board and interim Chief Executive Officer, Chief Financial Officer and Secretary, Robert W. Duggan. Mr. Duggan is the beneficial owner of approximately 29% of Pharmacyclics' outstanding common stock.

Under the terms of the loan, Pharmacyclics is to pay RWD the principal sum of $5,000,000 on the earlier of (i) July 1, 2010 or (ii) upon the closing of an equity offering or rights offering by Pharmacyclics. The loan bears interest as follows: (i) 1.36% from December 30, 2008 until March 31, 2009, (ii) the rate of interest in effect for such day as publicly announced from time to time by Citibank N.A. as its "prime rate" from April 1, 2009 until December 31, 2009 and (iii) the prime rate plus 2% from January 1, 2010 until the expiration of the loan. Interest is to be paid annually.

Mr. Duggan commented, "While the global economy is in unchartered waters and forecasts concerning the future are all over the map, it is important to keep in mind that companies like Pharmacyclics continue to discover and develop innovative medicines to treat serious, unmet worldwide medical needs. As a practical matter almost every country, company, organization and individual that make up this economy of ours is presently very engaged in plotting a course of action that creates prosperity and forward progress for their shareholders, for their employees, and in the case of Pharmacyclics, for cancer patients.

"We take full responsibility for what we know and we know the work we are engaged in is work worth doing. Our resolve has never been stronger. I am pleased to be in a position to continue investing in what I feel is a bright future in the making at Pharmacyclics."

About Pharmacyclics

Pharmacyclics® is committed to creating and developing novel pharmaceutical products that treat serious unmet medical needs in oncology and autoimmune diseases. Its deep and broad pipeline includes four innovative drug candidates that are currently under clinical development. The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com. Pharmacyclics® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about future plans for and the timing of initiation of our clinical trials, progress of and reports of results from preclinical and clinical studies, expected effect of our products under development, clinical development plans and product development and corporate partnering activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "project," "believe," "will," "may," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with unexpected delays in clinical trials and preclinical studies and the timing for making related regulatory filings; the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results; our ability to obtain future financing and fund the product development of our pipeline; the initiation, timing, design, enrollment and cost of clinical trials and preclinical studies; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; and our future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-K for the period ended June 30, 2008 and its subsequently filed quarterly reports on Form 10-Q. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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